[CS&M Draft--8/8/96]
                                                        EXHIBIT 1 TO
                                                  THE SSSI AGREEMENT








                       DISTRIBUTION CONTRACT


                              This Distribution Contract (the
                         "Agreement") is dated as of _________,
                         1996, and is entered into between TW Inc.
                         (which will be renamed Time Warner Inc.), a Delaware corporation ("Holdco"), and Southern Satellite Systems, Inc. ("SpinCo"). For purposes of this Agreement, each of SpinCo, on the one hand, and Holdco, on the other hand, is a "Party", and SpinCo and Holdco are sometimes referred to collectively herein as "Parties".


          WHEREAS Holdco, Liberty Media Corporation, a Delaware corporation ("LMC"), and Satellite Services, Inc., a Delaware corporation ("Satellite") (with respect to certain sections thereof only), have entered into an SSSI Agreement dated as of _________, 1996 (the "SSSI Agreement"), which contemplates the execution of this Agreement;

          WHEREAS pursuant to the SSSI Agreement, Holdco acquired the right, upon the closing of the exercise of the option granted to Holdco therein, to cause the Effective Date to occur under this Agreement, whereupon the Parties will be bound to perform their respective obligations provided for herein;

          WHEREAS Tele-Communications, Inc., a Delaware corporation ("TCI"), is required pursuant to the FTC Consent Decree (including the FTC Agreement in Principle) to seek from the Internal Revenue Service the Letter Ruling (as defined in Section
18) with respect to the Spin-off (as defined in Section 18) of 100% of the shares of SpinCo;

          WHEREAS on the date hereof SpinCo is engaged primarily in the Business and is a wholly owned subsidiary of LMC;

          WHEREAS, in connection with the Spin-off, LMC shall contribute all the capital stock of TCI Turner Preferred, Inc., a Colorado corporation ("TCITP"), to SpinCo, so that, as of immediately prior to the effectiveness of the Spin-off, TCITP will be a wholly owned subsidiary of SpinCo; and

          WHEREAS in connection with this Agreement and the SSSI
Agreement, SpinCo and any transferee of the Business in accordance with the terms of this Agreement has or will agree to the non-competition provisions of Section 4 hereof.


          NOW, THEREFORE, in consideration for good and valuable consideration, which is hereby acknowledged by each Party, it is agreed as follows:

          1. Effective Date; Definitions. The Parties agree that this Agreement shall automatically become effective on the Closing Date (as defined in the SSSI Agreement) upon the closing of the exercise of the Contract Option under the SSSI Agreement in accordance with the provisions thereof (such date being the "Effective Date"). Capitalized terms used, but not defined, in any other Sections of this Agreement are defined in Section 18.

          2. Contract Payments.

          (a) Aggregate Payments. Subject to paragraphs (b) and
(c) below, Holdco shall make payments to SpinCo in an amount sufficient to ensure that on or after the Effective Date, the sum of (A) aggregate Net Cash Flow for the Business subsequent to the Effective Date and (B) all payments received by SpinCo from Holdco in respect of its obligations under this Agreement have a present value as of the Effective Date of $213,333,333. Unless agreed otherwise, all payments made under this Section 2 shall be made by wire transfer to an account designated in writing by SpinCo on or prior to the Effective Date and from time to time thereafter. The calculation of the present value of all amounts paid or payable under this Section 2 shall be determined in accordance with paragraph (d) below. The obligation of Holdco to make the payments provided for in this Section 2 shall not be subject to any right of setoff or counterclaim that Holdco may have or claim not arising under this Agreement.

          (b) Minimum Quarterly Payments. Subject to paragraph (c), until the aggregate amounts required pursuant to paragraph (a) above have been received by SpinCo, Holdco agrees to make minimum quarterly payments to SpinCo in an amount sufficient to ensure that, with respect to each of SpinCo's fiscal quarters ending after the Effective Date, the sum of (A) aggregate Net Cash Flow for the Business in respect of such fiscal quarter and (B) Holdco's payments hereunder in respect of such fiscal quarter equals $7,681,000. Notwithstanding the foregoing, (i) in respect of the first such fiscal quarter, Holdco shall be obligated to make only a pro rata minimum quarterly payment in respect thereof (determined based on the number of days occurring after the Effective Date in a quarter of 91 days); (ii) Holdco's obligation to make any such quarterly minimum payment in respect of each such fiscal quarter shall be reduced (but not below zero) if SpinCo shall have received (A) aggregate payments from Holdco under this Agreement and (B) aggregate Net Cash Flow for the Business in respect of all prior fiscal quarters ending after the Effective Date (other than the most recently completed fiscal quarter), which when added together (the sum of clauses A and B being the "Received Amount") have a present value as of the Effective Date greater than the aggregate present value as of the Effective Date of a series of quarterly payments of $7,681,000 (or, in respect of the initial partial fiscal quarter, the required portion thereof), for each fiscal quarter ending after the Effective Date (other than the most recently completed fiscal quarter) (such aggregate amount being the "Required Amount"); and
(iii) Holdco shall in no event be obligated to make any payment pursuant to the foregoing quarterly minimum payment requirement that would result in the present value as of the Effective Date of the sum of (A) the aggregate payments received by SpinCo from Holdco under this Agreement (including any prepayments) and (B) the aggregate Net Cash Flow for the Business in respect of all prior fiscal years ending after the Effective Date, exceeding $213,333,333. The amount of the reduction provided for in clause
(ii) of the preceding sentence shall equal the amount having a present value as of the Effective Date equal to the excess of the Required Amount over the Received Amount.

          The minimum payment contemplated by this paragraph (b) for any quarter shall be due and payable as follows:

          (X) For each of the first three quarters in each fiscal year (or, in respect of any partial fiscal year, each quarter of such partial fiscal year other than the last full or partial quarter thereof), such minimum quarterly payment shall be paid by Holdco to SpinCo promptly (but in no event later than 30 days) after SpinCo's delivery to Holdco of (A) the unaudited consolidated financial statements for such fiscal quarter (or partial fiscal quarter) (each of which shall include a consolidated income statement, balance sheet and statement of cash flows) for SpinCo and the Business and
     (b) an Officers' Certificate signed by the Chief Financial Officer and President of SpinCo certifying as to the accuracy of such financial statements (subject to normal, recurring year-end adjustments) and the preparation thereof in accordance with GAAP (except as permitted by Form 10-Q of the Securities and Exchange Commission) consistent with prior years and setting forth in reasonable detail the calculation of (1) the minimum amount payable in respect of the immediately ended prior fiscal quarter (or portion thereof) pursuant to this paragraph (b), (2) Holdco's remaining payment obligations under this Agreement after giving effect to such minimum quarterly payment, assuming, in each case, SpinCo's receipt of such minimum quarterly payment on the 30th day following the delivery to Holdco of the items required by this sentence and
     (3) SpinCo's and the Business' selling, general and administrative ("SG&A") expenses for the immediately preceding fiscal quarter (or partial fiscal quarter) as determined in accordance with Section 19.

          (Y) For the last quarter in each fiscal year (or partial fiscal year), such minimum quarterly payment shall be paid by Holdco to SpinCo promptly (but in no event later than 30 days) after SpinCo's delivery to Holdco of (A) for the fiscal year (or partial fiscal year) then ended, audited consolidated financial statements for each of SpinCo and the Business (each of which shall include a balance sheet as at the end of such fiscal year and a consolidated income statement and statement of cash flows for such period); (B) an Officers' Certificate signed by the Chief Financial Officer and President of SpinCo certifying as to the accuracy of such financial statements and the preparation thereof in accordance with GAAP consistent with prior years and setting forth in reasonable detail the calculation of (1) the minimum amount payable in respect of the immediately ended prior fiscal quarter (or partial fiscal quarter) and each fiscal quarter (or, if applicable, partial fiscal quarter) within the immediately preceding fiscal year and the aggregate minimum amount payable in respect of such fiscal year, (2) Holdco's remaining payment obligations (on a present value basis) under this Agreement after giving effect to such quarterly payments assuming, in each case, SpinCo's receipt of such quarterly minimum payment on the 30th day following the delivery to Holdco of the items required by this sentence and (3) SpinCo's and the Business' SG&A expenses for the immediately preceding fiscal quarter (or partial fiscal quarter), for each fiscal quarter (or, if applicable, partial fiscal quarter) within the immediately preceding fiscal year and for such fiscal year; and (C) a certificate of SpinCo's independent auditors as to the accuracy of the calculations set forth in the foregoing Officers' Certificate. It is understood that for purposes of satisfying the obligations in clauses (B)(1) and (3) above with respect to any quarter in any fiscal year (other than the last fiscal quarter), SpinCo may, in good faith, attach the Officers' Certificate, together with the related calculations of Net Cash Flow and SG&A expenses, previously delivered by SpinCo pursuant to subparagraph (X) above in satisfaction of its obligations with respect to any such prior fiscal quarter under this subparagraph (Y).

          Notwithstanding the foregoing, if, for any fiscal year (or partial fiscal year) ending after the Effective Date, Holdco disagrees with SpinCo's calculation of any minimum payments in respect of any quarter or the aggregate quarterly minimum payments in respect of such fiscal year (or partial fiscal year), then, within 30 days after the receipt of the documents provided for in clause (Y) of the immediately preceding paragraph, Holdco shall notify SpinCo of its disagreement and supply SpinCo its calculation in reasonable detail of the amount of any such quarterly minimum payment or such aggregate quarterly minimum payments. SpinCo and Holdco will in good faith endeavor to determine the proper amount of such payments during the five-day period following SpinCo's receipt of such notice. If SpinCo and Holdco are unable to resolve such dispute during such five-day period (i) Holdco shall promptly pay that portion of the aggregate minimum quarterly payments (to the extent not already paid) as to which there is no dispute and (ii) SpinCo and Holdco shall promptly (but in any event within five days after SpinCo's receipt of such notice) appoint an independent firm of nationally recognized public accountants to determine the proper amount of each quarterly minimum payment and the aggregate quarterly minimum payments in respect of the immediately ended prior fiscal year (or partial fiscal year) (it being understood that any such determination shall not require the audit of any interim period in respect of such immediately ended prior fiscal year (or partial fiscal year)). Such independent accounting firm shall be mutually agreeable to Holdco and SpinCo and shall not be auditors to either Holdco or SpinCo. If Holdco and SpinCo fail to agree on an accounting firm, such firm shall be selected by Holdco's and SpinCo's respective accounting firms. Following the determination by the independent accounting firm so selected of each quarterly minimum payment and the aggregate quarterly minimum payments for the immediately preceding fiscal year, Holdco shall within five days pay to SpinCo that portion, if any, of the aggregate quarterly minimum payments in respect of the immediately ended prior fiscal year (or partial fiscal year) required to be paid by Holdco. If the amount of such aggregate payments as determined by the independent accounting firm exceeds by 3% or more the aggregate payments as determined by Holdco, Holdco shall pay interest on the amount required to be paid by Holdco pursuant to the immediately preceding sentence at an annual rate equal to the discount rate provided in paragraph (d) below for the period from the date on which such payment was otherwise required to be paid pursuant to this Section 2(b) through the date of payment. The fees and expenses of any independent accounting firm engaged pursuant to this paragraph shall be borne equally by Holdco and SpinCo.

          Nothing in this paragraph (b) shall preclude Holdco from prepaying any amounts owed under this Section 2 (which prepayments Holdco may make in whole at one time or in part from time to time).

          (c) Effective Date Audit; Annual Audit.

          (i) SpinCo shall close its books and records relating to the Business as of the end of the Effective Date and LMC and SpinCo shall cause there to be conducted an audit in accordance with generally accepted auditing standards of the Business' consolidated financial statements (which shall include a consolidated income statement, balance sheet and statement of cash flows) for (A) the period commencing on, but not including, the Effective Date to the end of SpinCo's first fiscal year after the Effective Date and (B) each fiscal year thereafter. Such audit shall be conducted by a firm of nationally recognized public accountants selected by SpinCo and reasonably acceptable to Holdco.

          (ii) Without affecting the applicability of Section 3(e) and Section 8, if (A) SpinCo shall merge with another entity and it shall not be the surviving entity or (B) SpinCo shall sell or transfer the Business, the surviving entity or acquiror of the Business shall be required to maintain separate accounts and audits for the Business. In addition, on and after the effective date of any such merger or acquisition, in lieu of the SpinCo financial statements delivered pursuant to paragraph (b) above in connection with any minimum payment, (x) the surviving entity or acquiror of the Business shall deliver comparable audited financial statements for itself, together with the required financial statements for the Business, and (y) the accompanying Officers' Certificate shall be signed by the Chief Financial Officer and President of the surviving entity or the acquiror of the Business and shall make the required certification with respect to the financial statements of the surviving entity or the acquiror of the Business.

          (d) Present Value Calculation. To the extent not otherwise specified above, for purposes of calculating the present value of all amounts paid or payable by Holdco under this Agreement, the following shall apply:

          (i) Net Cash Flow for the Business in respect of any period (or portion thereof) shall be deemed to have been received at the middle of such period;

          (ii) payments by Holdco shall be credited on the date
     Holdco delivers such payment to SpinCo; and

          (iii) all actual payments by Holdco hereunder, and all calculations of Net Cash Flow used to determine the required amounts of such payments, will be discounted to the Effective Date at a discount rate equal to 10% per annum assuming quarterly interest periods.

          (e) Fiscal Year; GAAP. SpinCo shall not change its fiscal year or its accounting principles (unless required by GAAP) without the prior written consent of Holdco, which consent will not be unreasonably withheld or delayed. If Holdco shall agree to any such change in SpinCo's fiscal year or accounting principles, the Parties will enter into an appropriate amendment of this Agreement to appropriately reflect such change.

          3. Agreements of SpinCo.

          (a) WTBS Distribution Related Covenants.

          (i) WTBS Distribution. SpinCo shall, to the extent requested by Holdco, uplink the Converted WTBS programming service (or, if requested by Holdco and to the extent allowable under the Communications Act of 1934 (the "Communications Act") and the Copyright Act of 1976 (the Copyright Act"), the WTBS programming service prior to Conversion) to (A) all cable, MMDS, LMDS, TVRO, DBS, video dial tone and/or other distributors of multichannel video programming by any means (collectively, "MVPDs") with which it has service agreements or arrangements and (B) any MVPDs that enter into programming agreements or arrangements directly with Holdco or a Managed Subsidiary. In addition, Holdco and SpinCo shall mutually cooperate and each shall use its commercially reasonable best efforts to ensure the uninterrupted delivery of, and quality of, the Converted WTBS signal (or, if applicable, the non-Converted WTBS signal) to be delivered to such MVPDs. In connection with SpinCo's obligations under clause (B) above, if the Spin-off occurs on or before the later of the Effective Date and the one-year anniversary of the Execution Date (as defined in the SSSI Agreement), Holdco agrees to use SpinCo as its principal means of uplinking the Converted WTBS service through the fifth anniversary of the Spin-off.

          (ii) Holdco Negotiation of MVPD Agreements;
Modification of SpinCo MVPD Agreements. SpinCo understands and acknowledges that Holdco intends to, and shall be permitted to, negotiate with MVPDs in order to conclude programming agreements or arrangements directly between Holdco and the MVPD covering the Converted WTBS service; SpinCo will participate in any such negotiations if, as and when reasonably requested by Holdco (and not otherwise); and SpinCo will consent to the termination or modification of any existing service agreement or arrangement between SpinCo and any MVPD upon the joint request of Holdco and the MVPD (including any such modification to add Holdco as a party to any such MVPD agreement or arrangement) and it will waive (to the extent it may lawfully do so) performance by an MVPD of any provision of a service agreement upon the reasonable request of Holdco. In no event will SpinCo solicit any MVPD (i) to replace the Converted WTBS program service (or, if the non-Converted WTBS signal may be distributed by SpinCo under the Communications Act and Copyright Act, non-Converted WTBS) with another program service or (ii) except as provided in this subparagraph (a)(ii), terminate its carriage of Converted WTBS (or, if applicable, non-Converted WTBS).

          (iii) SpinCo Enforcement of MVPD Agreements. SpinCo shall advise Holdco of all matters pertaining to the compliance with its WTBS service agreements or arrangements by the MVPDs with which it has WTBS service agreements or arrangements, consistent with any confidentiality agreement binding on SpinCo. If restricted by any such confidentiality agreement, SpinCo shall seek a waiver or consent as to such matters as contemplated by (d) below. Subject to clause (ii) of this Section 3(a), SpinCo shall enforce all of its rights under its service agreements with MVPDs, including any provisions requiring the MVPD to take the WTBS service exclusively from SpinCo and distribute it to specified tiers of service; provided that SpinCo will provide Holdco written notice of any material alleged breach by an MVPD of a service agreement known to it and reasonable advance written notice of any proposed action by SpinCo to enforce any such service agreement, and will delay any such enforcement action for such period as may be reasonably requested by Holdco.

          (iv) Renewal. If requested by Holdco, SpinCo shall actively seek to renew all MVPD service agreements on terms approved by Holdco.

          (v) Limitation on Certain Activities. Unless otherwise requested by Holdco, SpinCo shall not (A) seek to enter into new service agreements for the WTBS service or (B) except as provided in
(iv) above, seek to renew, amend or extend any existing service agreement covering the WTBS service except at the request of Holdco; provided that SpinCo may require that any agreement so renewed be terminable by SpinCo following the termination of this Agreement.

          (vi) Conduct of Business. Subject to the provisions of subparagraphs (i) through (v) above in each of the following instances, SpinCo shall conduct the Business in the ordinary course with a view to maximizing its cash flow from operations and, in that connection, (A) SpinCo shall use its commercially reasonable efforts to maintain its relationships with customers, suppliers and others with whom it deals in connection with the Business and (B) SpinCo shall not take any action that could reasonably be expected to materially impair the Business or SpinCo's business, assets and financial condition on a consolidated basis taken as a whole. In connection with its obligation to maximize the cash flow of the Business, without Holdco's prior consent, SpinCo shall not change the conduct of its operations relating to the Business in a manner that is inconsistent with the manner in which the Business was conducted on the Effective Date.

          (b) Assignment of Transponder Lease. SpinCo hereby assigns to Holdco its existing transponder sublease on the Galaxy V Satellite and any replacement transponder lease or sublease relating to WTBS, such assignment to become effective upon the termination of this Agreement, subject to (i) Holdco having satisfied and discharged in full its obligations under Section 2(a), (ii) the receipt of any required third party and/or governmental consents to such assignment, (iii) the occurrence of the Termination Date, (iv) the making of all governmental filings and the expiration of any governmental waiting periods in connection with such assignment and
(v) Holdco assuming all obligations under such lease from and after the effective date of such assignment. SpinCo in good faith shall use commercially reasonable efforts to obtain any such required consents and shall make all filings and execute such other documents as may be reasonably necessary to effect the foregoing assignment. In addition, if, at the time that such assignment becomes effective, SpinCo is using the vertical blanking interval and/or side band of the satellite feed on such transponder in connection with SpinCo's uplinking business not relating to the Business, Holdco will negotiate with SpinCo in good faith to agree on the terms on which SpinCo could continue to use such portions of the transponder frequency on a transitional basis following the effectiveness of such assignment so long as any such agreement will not have a material adverse effect on the Business' assets, financial condition or results of operation.

          (c) Access. SpinCo shall give Holdco and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, and subject to the obligations of SpinCo under any then existing confidentiality or nondisclosure agreements, to the personnel, properties, books and records of SpinCo, so that Holdco may confirm the matters contemplated by Section 2 hereof, the satisfaction of SpinCo's obligations to be performed hereunder and the satisfaction by any MVPD of its obligations under any WTBS agreement or arrangement with SpinCo; provided, however, that such access does not unreasonably disrupt the normal operations of SpinCo. SpinCo agrees to use commercially reasonable efforts in good faith to obtain all waivers and consents necessary under any existing confidentiality or nondisclosure agreement to afford full access to Holdco;
provided, however, that nothing in this Agreement shall require SpinCo (or any of its Affiliates) to make any payment of money or deliver any other consideration to any third party, as a condition to the receipt of any waiver. As against Holdco, its Affiliates and its representatives, employees, counsel and accountants, SpinCo hereby waives any confidentiality or nondisclosure covenants contained for its benefit in any agreement concerning the Business (including its WTBS service agreements or arrangements with MVPDs) and SpinCo agrees to execute any acknowledgements with respect to such waiver as Holdco may reasonably request. Except as permitted under Section 3(a), SpinCo shall not enter into any agreement with respect to the Business (including any agreement with an MVPD) which contains a confidentiality or non-disclosure covenant relating to the existence, terms and/or conditions of any material agreement to which it is or will be a party, or any other material matter, unless such agreement or covenant permits it to disclose the matters subject to such confidentiality or non-disclosure agreement to Holdco and its representatives, employees, counsel and accountants. Except to the extent that such books and records reasonably relate to the Business or are reasonably required to determine any amounts paid or payable under this Agreement, Holdco shall not have access to the books and records of SpinCo relating to any business other than the Business acquired or entered into after the date of the Spin-off.

          (d) Insurance. At all times during the period from the Effective Date through the Termination Date, SpinCo shall maintain in full force and effect with respect to the Business, through one or more Affiliates or otherwise, the benefit of policies of fire and casualty, liability and other forms of insurance (including self-insurance) in such amounts, with such deductibles and against such risks and losses as in effect prior to the Effective Date, or as Holdco shall otherwise reasonably request in writing.

          (e) Mergers; Business Transfer; Security
Arrangements. (i) SpinCo shall not merge with another corporation or other entity unless it is the surviving entity in such merger or the surviving entity delivers to

Holdco prior to such merger an agreement (in form and substance reasonably satisfactory to Holdco and its counsel) pursuant to which it agrees to be bound by the terms of this Agreement (including the provisions of Section 4).

          (ii) SpinCo shall not sell, transfer or otherwise dispose of the Business (other than any security interest granted in connection with a SpinCo financing covered by paragraph (iii) below) unless (i) SpinCo sells, transfers or otherwise disposes of the Business in its entirety and (ii) the entity or person so acquiring the Business prior to such acquisition delivers to Holdco an agreement (in form and substance reasonably satisfactory to Holdco and its counsel) pursuant to which it agrees to be bound by the terms of this Agreement (including the provisions of Section 4).

          (iii) SpinCo shall not grant or permit to exist any lien or other security interest on the assets of the Business (including the Distribution Contract and the MVPD agreements) in connection with any SpinCo financing unless the secured party or parties prior to any such grant agree in writing, for the benefit of Holdco, that (A) any foreclosure or sale of the Business shall involve the foreclosure or sale of the Business in its entirety and (B) as a condition to such foreclosure or sale, the entity or person so acquiring the Business shall be required to deliver to Holdco, prior to such acquisition, an agreement (in form and substance reasonably satisfactory to Holdco and its counsel) pursuant to which it agrees to be bound by the terms of this Agreement (including the provisions of Section 4).

          (iv) In the event that SpinCo receives any proposal with respect to, or determines to enter into any transaction involving, any of the events described in this paragraph (e), SpinCo shall promptly notify Holdco thereof.

          (f) No Unauthorized Transfer of Control. Nothing in this Agreement or in the SSSI Agreement shall, nor shall be construed to, constitute a transfer of control of the licenses held by SpinCo and its subsidiaries without prior approval by the Federal Communications Commission ("FCC") of the transfer of all such licenses issued by the FCC to SpinCo and its subsidiaries. SpinCo shall at all times, notwithstanding any other provisions of this Agreement, retain full, exclusive and absolute control of the licensed facilities as well as ultimate responsibility for the operation of the FCC licensed facilities as required by all applicable rules and policies of the FCC and the Communications Act of 1934, as the foregoing may be superseded or amended.

          (g) Continuation as Passive Carrier. SpinCo is and will continue to be a passive carrier, and nothing in this Agreement or the SSSI Agreement shall be construed to, require SpinCo to operate with respect to carriage of the WTBS signal other than as a passive carrier pursuant to 17 U.S.C. Section 111(a)(3) and as a satellite carrier pursuant to 17 U.S.C.
Section 119(a), prior to the Conversion of WTBS.

          4. Restricted Activities. SpinCo hereby covenants and agrees that during the period from the Effective Date through the fifth anniversary of the termination of the last service agreement between SpinCo and any MVPD with respect to the carriage of WTBS, it shall not (and shall cause its Affiliates not to) (a) engage in the Business, other than as expressly contemplated by this Agreement, or (b) solicit any MVPD to terminate carriage of the WTBS programming service (including the programming of the broadcast television SuperStation known on the Effective Date as WTBS and any cable programming network established as the successor thereto) or, except as permitted by this Agreement, to terminate any service agreement with SpinCo with respect to such programming service. In addition, for purposes of the foregoing and without limiting the generality thereof, it is understood that the offering of WTBS as a distant broadcast signal (other than through SpinCo) violates the restrictions of this Section 4.

          Anything contained herein to the contrary notwithstanding, Holdco acknowledges (I) that on the Execution Date (as defined in the SSSI Agreement) LMC and its Affiliates represent numerous programming services that are marketed, distributed and sold to MVPDs on a continuous basis, in competition with WTBS and other programming services, (II) that due to limited channel capacity, an MVPD may terminate an existing programming service carried by such MVPD in order to carry a new programming service, and (III) that activities conducted by LMC and its Affiliates in connection with the marketing of programming services that compete with WTBS shall not be construed to violate SpinCo's covenant in this Section as it relates to the conduct of SpinCo's Affiliates, even if an MVPD terminates carriage of WTBS to carry a programming service marketed by LMC or any of its Affiliates, unless LMC or any Affiliate shall have urged or induced such MVPD to drop WTBS.

          5. SpinCo Payment of Net Cash Flow; Holdco Payment of Negative Net Cash Flow. (a) If Holdco shall have satisfied and discharged in full its obligations under Section 2(a), then, with respect to each fiscal quarter thereafter occurring during the term of this Agreement, (i) SpinCo shall pay to Holdco, on the date on which it delivers the financial statements referred to in paragraph
(b) below to Holdco, the Business' Net Cash Flow, if positive, for such fiscal quarter and (ii) Holdco shall pay to SpinCo, within five business days after the delivery of such financials, the amount, if any, by which the Business' Net Cash Flow for such fiscal quarter is negative. Unless agreed otherwise, all payments made under this Section 5 shall be made by wire transfer to an account designated in writing by Holdco or SpinCo, as applicable, on or prior to the Effective Date and from time to time thereafter. For purposes of calculating Net Cash Flow under this Section 5 for any fiscal quarter, any amounts credited to SpinCo under Section 2(a) shall be excluded from such calculation. In addition, if Holdco or SpinCo shall fail to pay any amounts due hereunder on the date required for payment, interest shall be due on such amounts from the required date of payment to the actual date of payment at a per annum interest rate of 10%.

          (b) (i) For each fiscal quarter (other than the last fiscal quarter of any fiscal year) after Holdco shall have satisfied and discharged in full its obligations under Section 2(a), SpinCo shall deliver promptly (but in no event later than 45 days after the end of such fiscal quarter) (A) the unaudited consolidated financial statements for each of SpinCo and the Business for such fiscal quarter (each of which shall include a consolidated income statement, balance sheet and statement of cash flows) and (B) an Officers' Certificate signed by the Chief Financial Officer and President of SpinCo certifying as to the accuracy of such financial statements (subject to normal, recurring year-end adjustments) and the preparation thereof in accordance with GAAP (except as permitted by Form 10-Q of the Securities and Exchange Commission) consistent with prior years and setting forth in reasonable detail the calculation of (1) the Business' Net Cash Flow (positive or negative) for the prior fiscal quarter and (2) SpinCo's and the Business' SG&A expenses for the immediately preceding fiscal quarter as determined in accordance with Section 19.

          (ii) For the last quarter in each fiscal year after Holdco shall have satisfied and discharged in full its obligations under Section 2(a), SpinCo shall deliver promptly (but in no event later than 90 days after the end of such fiscal year) (A) for the fiscal year then ended, audited consolidated financial statements for each of SpinCo and the Business (each of which shall include a balance sheet as at the end of such fiscal year and a consolidated income statement and statement of cash flows for such period); (B) an Officers' Certificate signed by the Chief Financial Officer and President of SpinCo certifying as to the accuracy of such financial statements and the preparation thereof in accordance with GAAP consistent with prior years and setting forth in reasonable detail the calculation of the Business' Net Cash Flow (positive or negative) in respect of (1) the immediately ended prior fiscal quarter and each fiscal quarter within the immediately preceding fiscal year and the aggregate Net Cash Flow in respect of such fiscal year and (2) SpinCo's and the Business' SG&A expenses for the immediately preceding fiscal quarter, for each fiscal quarter within the immediately preceding fiscal year and for such fiscal year; and (C) a certificate of SpinCo's independent auditors as to the accuracy of the calculations set forth in the foregoing Officers' Certificate. It is understood that for purposes of satisfying the obligations in clauses (B)(1) and (2) above with respect to any quarter in any fiscal year (other than the last fiscal quarter), SpinCo may, in good faith, attach the Officers' Certificate, together with the related calculations of Net Cash Flow and SG&A expenses, previously delivered by SpinCo pursuant to subparagraph (b)(i) above in satisfaction of its obligations with respect to any such prior fiscal quarter. The amount of any payment required to be made by SpinCo or Holdco in respect of such fiscal quarter shall be adjusted to appropriately reflect the cumulative Net Cash Flow (positive or negative) for the immediately preceding fiscal year.

          (c) Notwithstanding the foregoing, if, for any fiscal year after Holdco shall have satisfied and discharged in full its obligations under Section 2(a), Holdco disagrees with SpinCo's calculation of the Net Cash Flow in respect of such fiscal year or any fiscal quarter within such fiscal year, then, within 30 days after the receipt of the documents provided for in paragraph
(b)(ii), Holdco shall notify SpinCo of its disagreement and supply SpinCo its calculation in reasonable detail of the amount of any such disputed Net Cash Flow. SpinCo and Holdco will in good faith endeavor to determine the proper amount of any such disputed Net Cash Flow during the five-day period following SpinCo's receipt of such notice. If SpinCo and Holdco are unable to resolve such dispute during such five-day period they agree that (i) Holdco or SpinCo, as applicable, shall promptly pay to the other that portion of the Net Cash Flow required to be paid by them (to the extent not already paid) as to which there is no dispute and (ii) SpinCo and Holdco shall promptly (but in any event within five days after SpinCo's receipt of such notice) appoint an independent firm of nationally recognized public accountants to determine the proper amount of the Net Cash Flow in respect of the immediately ended prior fiscal year and for each quarter within such fiscal year (it being understood that any such determination shall not require the audit of any interim period in respect of such immediately ended prior fiscal year (or partial fiscal year)). Such independent accounting firm shall be mutually agreeable to Holdco and SpinCo and shall not be auditors to either Holdco or SpinCo. If Holdco and SpinCo fail to agree on an accounting firm, such firm shall be selected by Holdco's and SpinCo's respective accounting firms. Following the determination by the independent accounting firm so selected of the Net Cash Flow in respect of the immediately preceding fiscal year and for each quarter within such fiscal year, SpinCo or Holdco, as applicable, shall within five days pay to the other that portion, if any, of the aggregate Net Cash Flow, in respect of the immediately ended prior fiscal year required to be paid by it to the other Party. If the amount of such aggregate Net Cash Flow as determined by the independent accounting firm exceeds by 3% or more of the aggregate Net Cash Flow as determined by Holdco, Holdco shall pay interest on the amount, if any, required to be paid by it pursuant to the immediately preceding sentence at an annual rate equal to the rate set forth in Section 2(d)(iii). The fees and expenses of any independent accounting firm engaged pursuant to this paragraph shall be borne equally by Holdco and SpinCo.

          (d) Other than in accordance with Section 2(e), SpinCo shall not change its fiscal year or accounting principles.

          6. Holdco's Right to Assign to Managed Subsidiaries. SpinCo hereby acknowledges and agrees that the rights of Holdco under this Agreement may be assigned to any Holdco Managed Subsidiary, provided that any such assignment shall terminate if the assignee ceases to be a

Managed Subsidiary and provided further that no such assignment shall relieve Holdco of its obligations hereunder.

          7. Termination. (a) Subject to the last sentence of
Section 8 as to the survival of certain provisions, the rights and obligations of Holdco and SpinCo under this Agreement will terminate upon not less than 30 days' prior written notice by Holdco to SpinCo, provided that at such time (i) Holdco shall have satisfied and discharged in full its obligations under Section 2(a) hereof and (ii) Holdco shall not have any continuing obligations under Section 3(a)(i) (the date of such termination, or any termination pursuant to paragraphs (b) or (c) below, being the "Termination Date").

          (b) Subject to the last sentence of Section 8 as to the survival of certain provisions, the rights and obligations of Holdco and SpinCo under this Agreement will terminate upon not less than 30 days' prior written notice by SpinCo to Holdco, provided that at such time SpinCo shall have satisfied and discharged its obligations under this Agreement and the last WTBS programming agreement between SpinCo and any MVPD shall have expired or terminated without any breach by SpinCo of its obligations hereunder, including Sections 3 and 4.

          (c) Subject to the last sentence of Section 8 as to the survival of certain provisions, the Distribution Contract will terminate on the later of (i) the 12th anniversary of the Effective Date and (ii) the expiration date of SpinCo's longest WTBS distribution agreement in effect on the Effective Date (excluding any distribution agreement with Holdco or its Affiliates or Satellite or with any MVPD with fewer than 20,000 subscribers; and without giving effect to any renewals or extensions to the duration of any such distribution agreements that are exercisable solely at the option of the relevant MVPD).

          (d) The termination of this Agreement will in no way limit any obligation or liability of any Party based on or arising from a breach or default by such Party prior to such termination with respect to any of its agreements contained in this Agreement.

          8. Survival. The representations, warranties and agreements of the Parties in this Agreement and in the other documents and instruments to be delivered by any party pursuant to this Agreement will continue in full force and effect from the time made or deemed to have been made until the Termination Date, whereupon such representations, warranties and agreements shall terminate. Notwithstanding any other provision of this Agreement, the obligations of SpinCo and its Affiliates under Section 4 shall survive through the fifth anniversary of the termination of the last service agreement between SpinCo and any MVPD.

          9. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party will assign any of its rights or delegate any of its duties under this Agreement, except by operation of law and except with respect to any merger of SpinCo or sale or disposition of the Business, in each case, permitted under Section 4.

          10. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first-class, postage prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

          If to Holdco:

          Time Warner Inc.
          75 Rockefeller Plaza
          New York, New York 10019

          Attention: President

          with a copy similarly addressed to the attention of General Counsel with a copy (which shall not constitute notice) to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019

          Attention: William P. Rogers, Jr., Esq.

          If to SpinCo:

          Southern Satellite Systems, Inc.
          8101 East Prentice Avenue
          Suite 500
          Englewood, Colorado 80111

          Attention: President

          with copies (which shall not constitute notice) to:

          Stephen M. Brett, Esq.
          General Counsel
          Tele-Communications, Inc.
          Terrace Towers II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000
          (but only prior to the Spin-off)
          and

          Baker & Botts, L.L.P.
          599 Lexington Avenue
          Suite 2800
          New York, New York 10022

          Attention: Elizabeth Markowski, Esq.

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 10. All notices will be deemed to have been received on the date of delivery or on the fifth business day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

          11. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

          12. Interpretation. The section captions of this Agreement are for convenience only and do not constitute a part of this Agreement. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          13. Choice of Law. This Agreement and the rights of the Parties under it will be governed by and construed in all respects in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

          14. Time. If the last day permitted for the timing of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

          15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute a single instrument.

          16. Entire Agreement. This Agreement (including all Exhibits and Schedules attached to this Agreement, the Distribution Contract and the agreements referenced herein and therein, each of which shall be deemed to constitute a part of this Agreement) contains the entire agreement of the Parties, and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the Parties.

          17. Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in any jurisdiction, as to such jurisdiction, will be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of the Agreement in any other jurisdiction, and in the event any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision will be reformed with respect to, and enforced as fully as possible in, such jurisdiction, consistent (to the extent possible) with the purposes and intents of the parties expressed herein.

          18. Certain Definitions.

          As used in this Agreement, the following terms have the corresponding meanings:

          (a) An "Affiliate" of a person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Business" means the business of uplinking and distributing to MVPDs the signal of the television station broadcasting on the date hereof in Atlanta, Georgia under the call letters WTBS, and any successor over-the-air television station in Atlanta, Georgia that broadcasts substantially similar programming as WTBS following its conversion to a copyright-paid programming service (as such converted service may be renamed); provided that the Business shall refer to the business of uplinking and distributing only one such broadcast television station at any one time. Anything contained herein to the contrary notwithstanding, neither (i) the existence of an agreement between SpinCo or any unrelated third party and any intermediary (such as Satellite) pursuant to which such intermediary arranges for the WTBS signal transmitted by SpinCo or such unrelated third party to be received by an "affiliate" of such intermediary as defined in Section 11(d) of the SSSI Agreement (or an analogous definition, if the intermediary is not Satellite), and any other person to whom such intermediary is authorized to arrange for the transmission of such signal, as contemplated by Section 11(d) of the SSSI Agreement, nor
(ii) any digitization activities by any intermediary of the type contemplated by the "HITS" provisions of the Program and Digitization Agreement (as defined in the LMC Agreement), shall in itself (A) cause such an intermediary to be construed as engaging in the "Business" as defined herein or (B) cause such an intermediary to be in violation of the restrictions of
Section 4 pursuant to the last sentence of the first paragraph thereof;

          (c) "FTC Agreement in Principle" means the Agreement in
Principle with FTC Staff re: Consent Order dated July 16, 1996, entered into by the Federal Trade Commission, Holdco and TCI;

          (d) "FTC Consent Decree" means the Agreement Containing
Consent Order (including the related FTC Agreement in Principle, the "ACCO") dated as of August , 1996, with the Federal Trade
Commission, together with the Order issued in connection with the ACCO;

          (e) "GAAP" means generally accepted accounting principles in the United States as in effect from time to time;

          (f) "Letter Ruling" means a private letter ruling from the Internal Revenue Service (a) to the effect that, at the time thereof, the Spin-off shall constitute a tax-free distribution under
Section 355 of the Internal Revenue Code of 1986, as amended, and
(b) that is otherwise acceptable to Holdco and TCI;

          (g) "Managed Subsidiary" means, as to Holdco, an Affiliate of Holdco (i) in which Holdco has, directly or indirectly, a majority ownership interest and (ii) as to which Holdco has day-to-day management control, specifically including, without limitation, as of the date hereof, Time Warner Entertainment Company L.P. and Time Warner Entertainment/Advance Newhouse Partnership;

          (h) "Net Cash Flow" means, for any period, (i) net earnings, (ii) plus depreciation and amortization, (iii) plus non-cash charges reflecting increases in long- term liabilities and decreases (or write downs) in long-term assets, (iv) minus non-cash items of income reflecting decreases in long-term liabilities and increases (or write ups) in long-term assets, (v) plus interest expense, (vi) minus interest income, (vii) plus income tax expense,
(viii) minus income tax benefits, (ix) minus capital expended for property and equipment (consistent with past practices and in accordance with the provisions of this Agreement), (x) plus proceeds from the sale of capital assets, (xi) minus cash payments under capitalized leases

(consistent with past practices and entered into in accordance with the provisions of this Agreement), (xii) minus cash payments not reflected in net income for which a reserve has been established (exclusive of reserves for working capital items), determined in each case for the Business and for the applicable period, without duplication, in accordance with GAAP, consistently applied. For the avoidance of doubt, it is understood that the net earnings of the Business as used in the calculation of "Net Cash Flow", will reflect, without duplication, direct selling, general and administrative ("SG&A") expenses of the Business (however provided) and the portion of SpinCo's aggregate SG&A expenses allocated to the Business, in each case, in accordance with the provisions of Section 19;

          (i) "Spin-off" means the distribution by TCI of 100% of the capital stock of SpinCo to holders of record of TCI's
Tele-Communications, Inc. Series A Liberty Media Group Common Stock and Tele-Communications, Inc. Series B Liberty Media Group Common
Stock;

          (j) "Services Agreement" means, collectively all service agreements entered into between SpinCo and TCI and/or LMC and/or one or more affiliates of either in connection with the Spin-off or this Agreement that provide for administrative and/or other services to be provided to SpinCo by TCI and/or LMC and/or one or more of their respective affiliates; and

          (k) "WTBS" means the television station popularly known as TBS SuperStation and includes any cable programming service which may be a successor to WTBS. "Converted WTBS" means WTBS once converted to a copyright-paid cable programming service. For purposes of this Agreement, the terms "Conversion" and "Convert" shall have the correlative meanings thereto.

          19. Allocation of SG&A Expenses of SpinCo. (a) SG&A expenses incurred by SpinCo for any period, including without limitation under the Services Agreement, shall be allocated, in good faith, to the Business for purposes of determining the Net Cash Flow of the Business for such period as follows:

          (i) SG&A expenses incurred by SpinCo for services performed by any person (including, without limitation, employees of SpinCo) that were performed in whole or in part for the benefit of the Business shall be allocated to the Business based on the actual benefit to the Business relative to the aggregate benefit to SpinCo, at the actual cost of such services to SpinCo.

          (ii) SG&A expenses incurred by SpinCo for services performed by any person (including, without limitation, employees of SpinCo) that were performed solely for the benefit of any business other than the Business (including without limitation the business of holding, acquiring and/or selling Holdco stock or other investment securities, evaluating or pursuing other business opportunities or any other activity intended to produce revenue, income or gain) shall not be allocated to the Business.

          (iii) SG&A expenses (including amounts under any Services Agreement) in any period that cannot be attributed directly to any specific services shall be allocated to the Business in the same proportion that the revenues of the Business bear to the aggregate revenues of SpinCo and its consolidated subsidiaries, determined in accordance with GAAP, for the relevant period; provided, however, that (i) no portion of the expense of managing SpinCo's investment in Holdco, or of evaluating, negotiating, acquiring or disposing of any business or assets (other than the Business and its assets) or of entering into new businesses shall be allocated to the Business and (ii) the amount of SG&A expenses allocated on the basis of SpinCo's revenues in any fiscal year shall not exceed $800,000.

          (b) For purposes of determining the Net Cash Flow of the Business, the aggregate amount payable by SpinCo under any Services Agreement for services rendered to SpinCo thereunder shall not exceed the amount that SpinCo reasonably would pay for comparable services under an arrangement entered into on an arms'-length basis with an unrelated third party.

          20. Capital Expenditures. (a) In connection with the Business, SpinCo shall not, without the prior written consent of Holdco, which consent will not unreasonably be withheld or delayed,
(i) incur any capital expenditures except in the ordinary course of business, consistent with past practice or (ii) incur capital expenditures (excluding capital expenditures funded with insurance proceeds) in excess of $150,000 during any fiscal year. Attached hereto as Exhibit 1 is a schedule of the amount and nature of historical capital expenditures related to the Business for fiscal years 1994 and 1995. At the Effective Date, SpinCo will update Exhibit 1 to include the amount and nature of capital expenditures related to the Business for each full fiscal year after fiscal year 1995 ended prior to the Effective Date.

          (b) In connection with the Business, SpinCo shall not without the prior written consent of Holdco, which will not unreasonably be withheld or delayed, enter into any capitalized lease, except in connection with the acquisition of capital property or equipment that could be purchased by the Business pursuant to paragraph (a) above.

          21. Enforcement. (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the States of Colorado, Delaware or New York or in Delaware or Colorado state court (in addition to any other remedy to which they are entitled at law or in equity). In addition, each of the Parties hereto (a) hereby consents and submits itself to the non-exclusive personal jurisdiction of any Federal court located in the States of Colorado, Delaware and New York or any Delaware or Colorado state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          (b) Nothing in this Agreement shall be construed to require either party to violate any law or regulation or to breach any contractual obligation. SpinCo agrees that it will not enter into any contract, the purpose or effect of which is to circumvent the obligations of SpinCo contained in this Agreement (including, without limitation, Section 3 hereof).

          22. Copyright License; Indemnification. (a) To the extent required by SpinCo to perform its obligations under this Agreement, Holdco hereby grants to SpinCo a non-exclusive, non-transferable, royalty-free license (or sublicense, as applicable), for the term of this Agreement, to distribute the signal of WTBS and Converted WTBS pursuant to and in accordance with the provisions of this Agreement (including
Section 3), in the United States (including the 50 states, District of Columbia, and all territories and possessions thereof), to the full extent that Holdco (or any Managed Subsidiary of Holdco) holds the copyrights in the programming transmitted by such signal, or has the right to grant to SpinCo such a license or sublicense pursuant to any licenses or other agreements with the holders of any such copyrights.

          (b) Holdco hereby agrees to indemnify SpinCo and hold SpinCo harmless from and against any and all losses, costs, damages and expenses (including without limitation attorneys' fees and settlement costs) relating to or resulting from any claim that the distribution by SpinCo of the signal of WTBS and Converted WTBS as contemplated hereby infringes the copyright of any person, if such claim of copyright infringement is based in whole or in part on the claim that this Agreement, or the actions of Holdco hereunder, cause SpinCo to be ineligible for any passive carrier exemption under United States copyright law.


          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

                                        TW INC.


                                        By:
                                           Name:
                                           Title:


                                        SOUTHERN SATELLITE SYSTEMS,
                                        INC.


                                        By:

                                          Name:
                                          Title: